Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 3, 2015, related to the consolidated financial statements of TASC Parent Corporation as of and for the two years ended December 31, 2014, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

April 19, 2017